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Prescribed by
Bob Taft, Secretary of State
30 East Broad Street, 14th Floor
Columbus, Ohio 43266-0418

                            CERTIFICATE OF AMENDMENT
              BY SHAREHOLDERS TO THE ARTICLES OF INCORPORATION OF
                             Magic Promotion, Inc.
                             (Name of Corporation)

BRAD KRASSER, who is Vice President and LEE MARSHALL, who is: Secretary

of the above named Ohio corporation organized for profit does hereby certify that: (Please check the appropriate box and complete the appropriate statements.) . . . in a writing signed by all the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:

RESOLVED, that the name of the corporation shall be changed to Magicworks Theatricals, Inc.

IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation, have hereto subscribed their names this 31st day of October 1997.


By: Brad Krassner                           By: Lee Marshall
(Chairman, President or Vice President)     (Secretary or Assistant Secretary)
Brad Krassner, Vice President               Lee Marshall, Secretary